As filed with the Securities and Exchange Commission on April 12, 2019.

Registration No. 333-230085

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	04-3562325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold H. Shlevin, Ph.D.

Chief Executive Officer and President

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Tritt

Dentons US LLP

303 Peachtree Street

Atlanta, Georgia 30308

Tel No.: (404) 527-8130

Fax No.: (404) 527-4198

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has selected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (5)
Units consisting of shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), and warrants to purchase shares of Common Stock (“Warrants”)	$87,500,000	$10,605
Non-transferable rights to purchase units (2)	—	—
Common Stock included as part of the Units	Included with units above	—
Warrants to purchase shares of Common Stock included as part of the units (3)	Included with units above	—
Common Stock issuable upon exercise of the Warrants	$31,500,000	$3,636
TOTAL (4)	$119,000,000	$14,423

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)

Non-transferable Rights to purchase Units are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Rights because the Rights are being registered in the same registration statement as the securities of the Registrant underlying the Rights.

(3)

Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants because the Warrants are being registered in the same registration statement as the securities of the Registrant underlying the Warrants.

(4)

Pursuant to Rule 416 under the Act, under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2019

PROSPECTUS

Galectin Therapeutics Inc.

Subscription Rights to Purchase Units Consisting of

a Maximum of 14,019,137 Shares of Common Stock and

Warrants to Purchase a Maximum of 3,504,783 Shares of Common Stock

Galectin Therapeutics Inc. is distributing at no charge to the holders of our common stock, par value $0.001 per share, and holders of certain warrants issued to investors in 2015 (the “2015 Warrants”) who are entitled to participate in this offering (the “2015 Warrant Holders”), non-transferable subscription rights to purchase a unit (the “Unit”) consisting of 0.3 shares of our common stock and a warrant to purchase 0.075 shares of our common stock (representing 25% warrant coverage) (a “Basic Subscription Right”). The warrants for common stock will have an exercise price of $7.00 per share and are exercisable within 7 years of the closing of the offering. The subscription price for each share of common stock in the offering and the related warrant will be the lesser of (i) $5.50 (the “Initial Price”) and (ii) ninety-five (95%) percent of the volume weighted average price of our common stock for the twenty-five trading day period through and including on the Expiration Date (as defined below) but not less than $4.00 per share (the “Alternate Price”). Each stockholder and 2015 Warrant Holder will receive one subscription right for each share of our common stock owned (or, in the case of the 2015 Warrant Holders, into which the participating warrants may be exercised) at 5:00 p.m., Eastern Time, on April 29, 2019, and each subscription right will entitle its holder to purchase a Unit. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering. If you fully exercise your Basic Subscription Right and other stockholders or 2015 Warrant Holders do not fully exercise their Basic Subscription Rights, you may also exercise an over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. Assuming a hypothetical subscription price of $5.00 per share, if all the rights were exercised, the total purchase price of the shares offered in this rights offering would be approximately $70.1 million.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes and for a portion of the cost of our NASH-RX Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH cirrhosis patients without esophageal varices. We anticipate that the cost of the Phase 3 trial, which will take approximately one year to enroll, followed by the two years of the study, and our general operating expenses over this period, will be approximately $100 million.

The subscription rights will be distributed and exercisable beginning on April 29, 2019, which is the record date of this rights offering. The subscription rights will expire and will have no value if they are not exercised prior to the expiration date of this rights offering, which is currently expected to be 5:00 p.m. Eastern Time, on May 23, 2019 (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock or 2015 Warrants is less than the level we desire. You should carefully consider whether or not to exercise your subscription rights before the Expiration Date. We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.

Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his Basic Subscription Rights and his oversubscription rights pursuant to this rights offering in the aggregate amount of $20.0 million, but has not made any formal binding commitment to do so. Depending on the number of our stockholders and 2015 Warrant Holders who exercise their Basic Subscription Rights and over subscription rights, there may be insufficient Units available to allow Mr. Uihlein to invest $20.0 million in this rights offering.

There is no minimum number of Units that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional Units that remain unsubscribed at the expiration of the rights offering, subject to the availability and allocation of Units among persons exercising this over-subscription right and certain other limitations as further described elsewhere in this prospectus. Stockholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other rights holders participate in the rights offering. Rights that are not exercised by the Expiration Date will expire and have no value.

We are distributing the rights and offering the underlying Units directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering, and no commissions, fees or discounts will be paid in connection with the rights offering. Continental Stock Transfer & Trust Company is acting as the subscription agent, and Broadridge Corporate Issuer Solutions, Inc. is acting as the information agent for the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

The subscription rights may not be sold or transferred except as required by operation of law.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GALT.” On April 10, 2019, the last reported sale price for our common stock on the Nasdaq Capital Market was $5.00 per share.

Investing in our common stock involves risks. You should carefully review and consider the information contained in this prospectus, including the risk factors beginning on page 15 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Where You Can Find Additional Information” beginning on page 41. Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). Under this registration statement, we may distribute, at any time and from time to time, in one or more offerings, non-transferable subscription rights to purchase Units consisting of 0.3 shares of our common stock and warrants to purchase 0.075 shares of our common stock

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders.

You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional or different information, such as additional or different risk factors or other special considerations applicable to us or our business, financial condition or results of operations. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where an offer or solicitation would be unlawful.

Unless the context requires otherwise, references in this prospectus to “Galectin,” the “Company,” “we,” “us” and “our” refer to Galectin Therapeutics Inc., a Nevada corporation. This prospectus, including the documents incorporated herein by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Overview

We are a clinical stage biopharmaceutical company engaged in drug research and development to create new therapies for fibrotic disease, severe skin disease, and cancer. Our drug candidates are based on our method of targeting galectin proteins, which are key mediators of biologic and pathologic functions. We use naturally occurring, readily-available plant products as starting material in manufacturing processes to create proprietary, patented complex carbohydrates with specific molecular weights and other pharmaceutical properties. These complex carbohydrate molecules are appropriately formulated into acceptable pharmaceutical formulations. Using these unique carbohydrate-based candidate compounds that largely bind and inhibit galectin proteins, particularly galectin-3, we are undertaking the focused pursuit of therapies for indications where galectins have a demonstrated role in the pathogenesis of a given disease. We focus on diseases with serious, life-threatening consequences to patients and those where current treatment options are limited. Our strategy is to establish and implement clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires significant additional resources.

Our lead galectin-3 inhibitor is GR-MD-02, which has been demonstrated in preclinical models to reverse liver fibrosis and cirrhosis. GR-MD-02 has the potential to treat many diseases due to galectin-3’s involvement in multiple key biological pathways such as fibrosis, immune cell function and immunity, cell differentiation, cell growth, and apoptosis (cell death). The importance of galectin-3 in the fibrotic process is supported by experimental evidence. Animals with the gene responsible for galectin-3 “knocked-out” can no longer develop fibrosis in response to experimental stimuli compared to animals with an intact galectin-3 gene. Galectin Therapeutics Inc. is using this inhibitor to treat advanced liver fibrosis and liver cirrhosis in NASH (non-alcoholic steatohepatitis) patients. We have completed two Phase 1 clinical studies, a Phase 2 clinical study in NASH patients with advanced fibrosis (NASH-FX) and a second Phase 2B clinical trial in NASH patients with well compensated cirrhosis. We announced, in December 2017 top line results from our Phase 2b study in NASH patients with cirrhosis (NASH-CX) and results of an End of Phase 2 meeting with the FDA, which provided direction on potentially acceptable end points for a Phase 3 trial. The company with its external NASH consultants has designed a Phase 3 study that has been sent to various contract research organizations (CROs) for their input on feasibility, timing costs and other important considerations. NASH cirrhosis is a progressive disease, currently not treatable and ultimately may result in liver failure that has poor prognosis and no effective, approved medical therapies other than liver transplant. Galectin-3 expression is highly increased in the liver of patients with liver fibrosis and liver cirrhosis. We believe that our galectin-3 inhibitor, by reducing galectin-3 at the cellular level, ultimately showing a strong anti-fibrotic potential may provide a novel treatment for various forms of liver fibrosis.

We endeavor to leverage our scientific and product development expertise as well as established relationships with outside sources to achieve cost-effective and efficient drug development. These outside sources, amongst others, provide us with expertise in preclinical models, pharmaceutical development, toxicology, clinical trial operations, pharmaceutical manufacturing, sophisticated physical and chemical characterization, and commercial development. We also have established several collaborative scientific discovery programs with leading experts in carbohydrate chemistry and characterization. These discovery programs are generally aimed at the targeted development of new carbohydrate molecules that bind galectin proteins and offer alternative options to larger market segments in our primary disease indications. We also have established through Galectin Sciences LLC, a discovery program aimed at the targeted development of small molecules (generally, non-carbohydrate) that bind galectin proteins and may afford options for alternative means of drug delivery (e.g., oral) and as a result expand the potential uses of our galectin-3 inhibitor compounds. We are also pursuing a development pathway to clinical enhancement and commercialization for our lead compounds in immuno-oncology for cancer therapy. However, our clinical development efforts are focused on both liver fibrosis and fatty liver disease as represented by a Phase 2 clinical trial in NASH-cirrhosis which reported top line data in December 2017 and on planning for Phase 3 studies. All of our proposed products are presently in development, including pre-clinical and clinical trials.

Corporate Information

We were founded in July 2000 as Pro-Pharmaceuticals, Inc., a Massachusetts corporation. On April 25, 2001, DTR-Med Pharma Corp. (“DTR”), which was incorporated in Nevada on January 26, 2001, entered into a stock exchange agreement with Pro-Pharmaceuticals, Inc., whereby DTR acquired all of the outstanding shares of common stock of Pro-Pharmaceuticals, Inc. On May 10, 2001, DTR changed its name to “Pro-Pharmaceuticals, Inc.” and on June 7, 2001, the Massachusetts corporation was merged into the Nevada corporation. On May 26, 2011, Pro-Pharmaceuticals, Inc. changed its name to “Galectin Therapeutics Inc.” In October, 2012, we moved our headquarters to a suburb of Atlanta, GA to be closer to a center of discovery collaboration while maintaining a laboratory operation in the Boston area.

OFFERING SUMMARY

Securities Offered

We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on April 29, 2019, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Basic Subscription Rights

Each subscription right will entitle the holder to purchase a unit (the “Unit”) consisting of 0.3 shares of our common stock and a warrant to purchase 0.075 shares of our common stock (representing 25% warrant coverage) (a “Basic Subscription Right”). The price for each share of common stock in the offering and the related warrant will be at the Initial Price (as defined below), which shall be paid in cash. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, any excess subscription amounts paid by a subscriber will be put towards the purchase of additional units in the rights offering. The warrants for common stock will have an exercise price of $7.00 per share and are exercisable within 7 years of the closing of the offering.

Over-Subscription Rights

We do not expect that all of our stockholders and 2015 Warrant Holders will exercise all of their Basic Subscription Rights. If you fully exercise your Basic Subscription Right and other stockholders and 2015 Warrant Holders do not fully exercise their Basic Subscription Rights, the over-subscription right of each subscription right entitles you to subscribe for additional Units unclaimed by other holders of subscription rights in this rights offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the Basic Subscription Right. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Subscription Price

The subscription price for each share of common stock in the offering and the related warrant will be the lesser of (i) $5.50 (the “Initial Price”) and (ii) ninety-five (95%) percent of the volume weighted average price of our common stock for the twenty-five trading day period through and including on the Expiration Date (as defined below) but not less than $4.00 per share (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the Basic Subscription Right and over-subscription right at the Initial Price. To be effective, any payment related to the exercise of a Right must clear prior to the expiration of the rights offering.

Excess Subscription Amount

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units in the rights offering. For more information, see “Questions and Answers About the Rights Offering” below.

Record Date

5:00 p.m., Eastern Time, on April 29 2019.

Expiration of the Rights Offering

5:00 p.m., Eastern Time, on May 23, 2019 (the “Expiration Date”), subject to extension or earlier termination.

Amendment, Extension and Termination

We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

Fractional Shares

We will not issue fractional shares including upon exercise of any warrants, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number.

Non-Transferability of Rights

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or trading market.

Procedure for Exercising Rights

You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each Unit for which you subscribe under the basic subscription right and over-subscription right, to the subscription agent, Continental Stock Transfer & Trust Company, on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 30.

How Rights Holders Can Exercise Rights Through Others

If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights

The subscription agent will not mail rights certificates to you if you are a stockholder or 2015 Warrant Holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

No Revocation

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Units consisting of shares of our common stock and warrants exercisable into shares of our common stock in the rights offering.

Payment Adjustments

If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any over-subscription rights exercised and permitted and, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be put towards the purchase of additional Units in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the rights offering.

Conditions

See “The Rights Offering — Conditions to the Rights Offering” beginning on page 27.

Purchase Commitments

Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his Basic Subscription Rights and his oversubscription rights pursuant to this rights offering in the aggregate amount of $20.0 million, but has not made any formal binding commitment to do so. Depending on the number of our stockholders and 2015 Warrant Holders who exercise their Basic Subscription Rights and over subscription rights, there may be insufficient Units available to allow Mr. Uihlein to invest $20.0 million in this rights offering.

No Recommendation to Rights Holders

Although many of our directors may invest their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. An investment in the Units comprised of our common stock and warrants to purchase our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 15 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds

Although we cannot determine what the actual net proceeds from the sale of the shares of the Units in the rights offering will be until the rights offering is completed, assuming that all subscription rights are exercised and assuming a hypothetical subscription price of $5.00 per share, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $70.1 million. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes and for a portion of the cost of our Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH patients without esophageal varices. We anticipate that the cost of the Phase 3 trial, which will take approximately one year to enroll, followed by the two years of the study, plus our general overhead expenses during this period, will be approximately $100 million. See “Use of Proceeds” beginning on page 22.

Material U.S. Federal Income Tax Consequences.

Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to you with respect to your shares of common stock should generally be treated, for United States federal income tax purposes, as a non-taxable distribution if you are a United States person. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 34. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock

As soon as practicable after the expiration of the rights offering, the Subscription Agent will arrange for the issuance of the shares of common stock purchased pursuant to the rights offering. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, the Depository Trust Company (the “DTC”) will credit your account with your nominee with the securities you purchased in the rights offering. If you are a holder of record of shares, all shares of common stock that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities.

Listing of Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “GALT” The shares of common shares that are an element of the Units purchased will also be listed on the Nasdaq Capital Market under the same symbol. Neither the subscription rights nor the warrants that are an element of the Units will be listed for trading on the Nasdaq Capital Market or any other stock exchange or market.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue the Units to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Treatment of Warrants

As of March 1, 2019, we had outstanding warrants to purchase an aggregate of 10,400,428 additional shares of common stock. Holders of our warrants, other than the 2015 Warrants, may not participate in the rights offering without first exercising their warrants for shares of common stock before the record date, unless they hold a contractual right to do so. The 2015 Warrant Holders have a contractual right to participate in this rights offering under the terms of their warrants with respect to 2015 Warrants outstanding on the record date. As of March 1, 2019, the outstanding 2015 Warrants represented the right to purchase an aggregate of 1,180,234 shares of our common stock. The 2015 Warrant Holders are entitled to participate in this rights offering under the same terms as the holders of our common stock.

Subscription Agent

Continental Stock Transfer & Trust Company.

Information Agent

You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-844-886-5456, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 15 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 25.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and about our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising the subscription rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your subscription rights.

Q:	What is the rights offering?

A:

We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on April 29, 2019, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Q:	Why are we conducting the rights offering?

A:

Although we cannot determine what the actual net proceeds from the sale of the shares of the Units in the rights offering will be until the rights offering is completed, assuming all subscription rights are exercised and assuming a hypothetical subscription price of $5.00 per share, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $70.1 million. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes and for a portion of the cost of our Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH patients without esophageal varices. We anticipate that the cost of the Phase 3 trial, which will take approximately one year to enroll, followed by the two years of the study, plus our general overhead expenses during such period, will be approximately $100 million. See “Use of Proceeds” beginning on page 22.

Q:	How was the subscription price determined?

A:

In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders and 2015 Warrant Holders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. You should not consider the subscription price as an indication of value of us or our common stock. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Q:	Why did our board of directors elect to price the rights offering at the lesser of the Initial Price and the Alternate Price?

A:

Our board of directors elected to price the rights offering at the lesser of the Initial Price and the Alternate Price to attempt to protect stockholders from decline in the price of the Company’s common stock which may occur after the commencement of the rights offering and prior to the Expiration Date. While there is no guarantee that this mechanism, which has a floor price of $4.00 per share, will sufficiently protect stockholders that exercise their rights (see “Risk Factors” below), our board of directors and management wanted to encourage participation in the offering and strike what they believe to be a fair balance between the capital needs of the Company and the fair value of its common stock sold to the stockholders in this offering.

Q: Because the final subscription price may not be determined until the Expiration Date, how much money should I send to the subscription agent if I want to exercise my rights?

A:

For purposes of initially exercising your rights, you should assume that the subscription price will equal the Initial Price of $5.50 per share. Accordingly, for each right that you would like to exercise, including any rights that you would like the opportunity to exercise pursuant to the over-subscription right, you should send $5.50 per share. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-844-886-5456, by e-mail at shareholder@broadridge.com.

Q:	What happens if the final subscription price is less than the Initial Price?

A:

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional shares in the rights offering. For example, assume that, for purposes of example only, the initial subscription price is $5.00 per share. If you want to exercise your rights to purchase 100 shares, you will promptly send payment to the subscription agent in the amount of $500. If the final subscription price decreases to $4.00 per share, you will receive 125 shares rather than 100 shares and no cash back. Detailed instructions to exercise your rights, including regarding payment of the subscription price, are also included on your rights certificate. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-844-886-5456, by e-mail at shareholder@broadridge.com.

Q:	What is the basic subscription right?

A:

Each subscription right gives our stockholders and 2015 Warrant Holders the right to purchase one unit (“Unit”) consisting of 0.3 shares of common stock and a warrant to purchase 0.075 shares of common stock (representing 25% warrant coverage) at a price per share equal to the Initial Price, which shall be payable in cash. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering. We have granted to you, as a stockholder or 2015 Warrant Holder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 100 Units at the Initial Price, which Units would give you 30 shares of common stock and warrants to purchase 7 shares of common stock (we will not issue warrants exercisable for fractional shares; as a result, any warrants will be rounded down to the nearest whole number). You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional shares pursuant to the over-subscription right.

Q:	What is the over-subscription right?

A:

We do not expect all of our stockholders and 2015 Warrant Holders to exercise all of their Basic Subscription Rights. The over-subscription right provides stockholders and 2015 Warrant Holders that exercise all of their Basic Subscription Rights the opportunity to purchase the shares that are not purchased by other stockholders and 2015 Warrant Holders. If you fully exercise your Basic Subscription Rights, the over-subscription right of each subscription right entitles you to subscribe for additional Units unclaimed by other holders of subscription rights in this rights offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the Basic Subscription Rights. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed Units before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares available, assuming that no stockholder or 2015 Warrant Holder other than you has purchased any shares pursuant to such stockholder or 2015 Warrant Holder’s Basic Subscription Rights and over-subscription right. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units in the rights offering (either towards your basic subscription right, if available, or towards the over-subscription right if you have already exercised your basic subscription right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” beginning on page 25.

Q:	Who will receive subscription rights?

A:

Holders of our common stock will receive one non-transferable subscription right for each share of common stock owned as of April 29, 2019, the record date. Holders of the 2015 Warrants with respect to 2015 Warrants outstanding on the record date will also have the right to participate in the Rights Offering.

Q:	How many shares may I purchase if I exercise my subscription rights?

A:

You will receive one non-transferable subscription right for each share of our common stock that you owned on April 29, 2019, the record date. Each subscription right evidences a right to purchase one Unit consisting of 0.3 shares of our common stock and a warrant to purchase 0.075 shares of our common stock (representing 25% warrant coverage). The price for each share of common stock in the offering and the related warrant will be at the Initial Price, which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber will be put towards the purchase of additional Units in the rights offering. You may exercise any number of your subscription rights.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:

If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of Galectin Therapeutics Inc. As a result, the percentage of the common stock of Galectin that you own will decrease and your voting rights and other rights will be diluted.

Q:	Am I required to exercise all of the subscription rights I receive in the rights offering?

A:

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your subscription rights. If you choose not to exercise your subscription rights or you exercise fewer than all of your subscription rights and other rights holders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders and 2015 Warrant Holders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

Q:	If I am a holder of stock options or warrants, may I participate in the rights offering?

A:

Holders of stock options or warrants on the record date, other than the 2015 Warrants, will not be entitled to participate in the rights offering, except to the extent they hold shares of our common stock on the record date. Certain holders of our 2015 Warrants outstanding on the record date will have the right to participate in the Rights Offering. Such warrants were issued on November 25, 2015 and entitle the holders thereof to receive Basic Subscription Rights, whether or not they hold shares of our common stock on the record date.

Q:	Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the rights offering?

A:

Holders of our equity awards, including outstanding stock options and restricted stock units, will not receive rights in the rights offering in connection with such equity awards, but will receive subscription rights in connection with any shares of our common stock held as of the record date.

Q:	How soon must I act to exercise my subscription rights?

A:

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is May 23, 2019, at 5:00 p.m., Eastern Time, unless you have used the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 30. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on May 23, 2019 by which you must provide it with your instructions to exercise your subscription rights and payment for your Units. Our board of directors may, in its discretion, extend the rights offering one or more times. Our board of directors may cancel or amend the rights offering at any time before its expiration. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

Q:	Does Galectin need to achieve a minimum participation level in order to complete the rights offering?

A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of Units actually purchased.

Q:	Can Galectin terminate the rights offering?

A:

Yes. Our board of directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason. If we cancel the rights offering, any money received from subscribing stockholders and 2015 Warrant Holders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the rights offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 26.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:

No. Should you choose not to exercise your Basic Subscription Rights, you may not sell, give away or otherwise transfer your Basic Subscription Rights. However, Basic Subscription Rights will be transferable as required by operation of law, for example, upon the death of the recipient.

Q:	When will the rights offering expire?

A:

The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on May 23, 2019, unless we decide to extend the rights offering Expiration Date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 26. The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights if I own shares in certificate form?

A:

You may exercise your Basic Subscription Rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each Unit you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 30.

If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your Basic Subscription Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units in the rights offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

Q:	What form of payment is required to purchase the Units?

A:

As described in the instructions accompanying the rights certificate, you must timely pay the full subscription price for the full number of Units you wish to acquire under your Basic Subscription Rights at the Initial Price by delivering to Continental Stock Transfer & Trust Company, the subscription agent for this rights offering, a certified check, bank draft, cashier’s check, personal check that clears before the Expiration Date, money order, or wire transfer of funds.

Please note that funds paid by uncertified personal check may take at least five (5) business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the subscription agent receives cleared funds before that time.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?

A:

If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your Basic Subscription Rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer or other nominee with the other rights offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder or 2015 Warrant Holder with a foreign address or with an Army Post Office or Fleet Post Office address?

A:

The subscription agent will not mail rights certificates to you if your address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:

We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:

Yes. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. See “The Rights Offering — Conditions to the Rights Offering” beginning on page 27.

Q:	Has the board of directors made a recommendation regarding the rights offering?

A:

Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” beginning on page 15 of this prospectus, and of your best interests.

Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?

A:

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase Units as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants) has indicated that he intends to exercise all of his Basic Subscription Rights pursuant to this rights offering and over subscription rights in the amount of $20 million, though he has not made any formal binding commitment to do so. No fees or other consideration will be paid by us to Mr. Uihlein (or any respective affiliates) in exchange for his purchase of Units in connection with the rights offering.

Q:	May stockholders in all states participate in the rights offering?

A:

Although we intend to distribute the rights to all stockholders and 2015 Warrant Holders, we reserve the right in some states to require stockholders and 2015 Warrant Holders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the Units for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	Are there risks in exercising my subscription rights?

A:

The exercise of your subscription rights involves significant risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 15.

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:

The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered Units are sold in the rights offering at the Initial Price, we will issue approximately 46,730,000 Units. In that case, we will have approximately 59,570,000 shares of common stock outstanding after the rights offering. This would represent an increase of 31% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional Units in the rights offering, and the number of shares of common stock outstanding after the rights offering will be higher. One of our largest individual stockholders and the chairman of our board of directors, Richard E. Uihlein, has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering and over subscription rights in the amount of $20 million, though he has not made any formal binding commitment to do so. If no rights holders other than Mr. Uihlein were to exercise their rights in the rights offering, we will have approximately 49,550,000 shares of common stock outstanding after the rights offering, assuming the Units are issued at a hypothetical subscription price of $5.00 per share.

The issuance of shares of our common stock in the rights offering may dilute, and thereby reduce, your proportionate ownership in our shares of common stock. In addition, the issuance of Units at a subscription price that is less than the market price as of the record date for the rights offering will likely reduce the price per share of our common stock held by you prior to the rights offering.

Q:	What are the terms of the warrants?

A:

Each warrant entitles the holder to purchase one share of common stock at an exercise price equal to between 25% to 50% higher than the price per share of the common stock at closing to be determined. The warrants will be exercisable from the closing date through its expiration seven years from the date of issuance. The warrants will be exercisable for cash. We do not intend to list the warrants on any exchange, and there is no established trading market for the warrants. Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Q:	What will be the proceeds of the rights offering?

A:

If all rights are exercised and assuming a hypothetical subscription price of $5.00 per share, we will receive gross proceeds of approximately $70.1 million before expenses, as provided herein. We are offering Units in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders and 2015 Warrant Holders will participate in the rights offering.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?

A:

No. Once you exercise and send in your subscription rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your subscription rights, even if you later learn information about Galectin that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at the Initial Price. See “The Rights Offering — No Revocation or Change” beginning on page 32.

Q:	What are the material U.S. Federal income tax consequences of exercising my subscription rights?

A:

Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of subscription rights to a holder with respect to such holder’s shares of common stock should generally be treated, for United States federal income tax purposes, as a non-taxable distribution. For a detailed discussion, see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 34. You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the rights offering is completed. If the rights offering is not completed, for any reason, any money received from subscribing stockholders or 2015 Warrant Holders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Q:	Will I receive interest on any funds I deposit with the subscription agent?

A:

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Q:	If I exercise my subscription rights, when will I receive Units I purchased in the rights offering?

A:

We will issue those shares to you in book-entry, or uncertificated, form of our common stock purchased in the rights offering as soon as practicable after the expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., Eastern Time, on the third business day after the Expiration Date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 30.

Q:	When can I sell the shares of common stock I receive upon exercise of the subscription rights?

A:

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the Units as soon as practicable after completion of the rights offering, there may be a delay between the Expiration Date of the rights offering and the time that the Units are issued due to factors such as the guaranteed delivery period and the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell the shares purchased in the rights offering at a price equal to or greater than the subscription price.

Q:	To whom should I send my forms and payment?

A:

If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the rights offering and provide you with the rights offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the rights offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Continental Stock Transfer & Trust Company, the subscription agent. The address for delivery to the subscription agent is as follows:

By Mail or Overnight Delivery:

Continental Stock Transfer & Trust Company

1 State Street Plaza- 30th Floor

New York, NY 10004

Telephone: (212) 845-3287

Facsimile: (212) 616-7616

Attn: Reorganization Department

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

Q:	What if I have other questions?

A:

If you have other questions about the rights offering, please contact our information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-844-886-5456, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. See “Incorporation by Reference” and “Where You Can Find Additional Information.” These risks are not the only risks that we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also become important factors that affect us. If any of the risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, which could cause our actual operating results to differ materially from those indicated or suggested by forward-looking statements made in this prospectus or our SEC filings or presented elsewhere by management from time to time. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. Please also see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1.

Risks Related to the Rights Offering

The subscription price determined for this rights offering is not an indication of our value.

In determining the subscription price for the rights offering, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. Particularly with the floor price of $4.00 per share that we have established, we cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

The market price of our common stock may decline.

We cannot assure you that the market price of our common stock will not either increase or decline before the subscription rights expire. Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of Units we could issue if the Rights Offering is completed, may result in a decrease in the trading price of our common stock. This decline may continue after the completion of rights offering. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock.

There is no guarantee that by the time the Units are delivered to you, the market price of our common stock will be above your subscription price. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the Units or transfer of shares until after they are delivered.

There is no guarantee that the subscription price, whether it is set at the Initial Price or the Alternate Price, will be lower than the market price of our common stock at the time that the Units are purchased and delivered. Further, because the exercise of your rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the Units to you. Accordingly, the subscription price at which you are purchasing Units may be above the prevailing market price by the time that the Units are purchased and delivered.

If you exercise your subscription rights and the market price of the common stock falls below the subscription price, then you will have committed to buy Units in the rights offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until shares are issued to you in book-entry, or uncertificated, form upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. We will issue shares of our common stock associated with the Units that you purchased in book-entry, or uncertificated, form as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Galectin will likely experience dilution.

If you choose not to exercise your subscription rights, you will retain your current number of shares of our common stock. However, if you choose not to exercise your subscription rights, your percentage ownership and voting rights in Galectin will experience dilution if and to the extent that other stockholders and 2015 Warrant Holders exercise their subscription rights. In that event, the percentage ownership, voting rights and other rights of all stockholders who do not fully exercise their subscription rights will be diluted.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else, unless as required by operation of law. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

There is no public market for the warrants included in the Units.

There is no established public trading market for our warrants, and we do not expect a market to develop. We do not intend to list the warrants on any national securities exchange or nationally recognized trading system.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders and 2015 Warrant Holders for the entire amount we seek to raise pursuant to the rights offering, we cannot assure you of the amount of proceeds that we will receive from the rights offering.

No minimum subscription is required for consummation of the rights offering. Although Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his Basic Subscription Rights pursuant to this rights offering and over subscription rights in the aggregate amount of $20 million, though he has not made any formal binding commitment to do so, we do not have formal commitments from our other stockholders or the 2015 Warrant Holders for the remainder of the amount we seek to raise pursuant to the rights offering, and it is possible that no other rights will be exercised in connection with the rights offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the rights offering. Therefore, if you exercise all or any portion of your subscription rights, but other stockholders or 2015 Warrant Holders do not, we may not raise the desired amount of capital in the rights offering, the market price of our common stock could be adversely impacted, and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

Because we may terminate the rights offering at any time prior to the Expiration Date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the rights offering at any time prior to the Expiration Date. If we determine to terminate the rights offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders or 2015 Warrant Holders as soon as practicable, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders and 2015 Warrant Holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. Eastern on May 23, 2019. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your Units. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the rights offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising their rights, each stockholder or 2015 Warrant Holder agrees, solely with respect to such stockholder or 2015 Warrant Holder’s exercise of rights in the rights offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and Units issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the Expiration Date of the rights offering, and the clearing process may require at least five (5) business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by a certified check, bank draft, cashier’s check, U.S. postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.

If you exercise the over-subscription right, you may not receive all of the shares for which you subscribe.

Exercise of the over-subscription right will only be honored if and to the extent that the Basic Subscription Rights have not been exercised in full. If sufficient Units are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of Units available to be purchased pursuant to the over-subscription right, we will allocate the available Units proportionately among stockholders and 2015 Warrant Holders who exercised their over-subscription rights based on the number of Units each stockholder or 2015 Warrant Holder subscribed for under such stockholder or 2015 Warrant Holderss Basic Subscription Rights. As a result, you may not receive any or all of the Units for which you exercise your over-subscription right.

As soon as practicable after the Expiration Date, the subscription agent will determine the number of Units that you may purchase pursuant to the over-subscription right. If you have properly exercised your over-subscription right, we will issue those Units to you in book-entry, or uncertificated, form, representing the number of shares you purchased as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription right, custodian banks, brokers, dealers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

The tax treatment of the rights offering may be treated as a taxable event to you.

We believe and intend to take the position that the distribution of the subscription rights in connection with the rights offering generally should not be a taxable event to holders of our common stock for United States federal income tax purposes. If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our common stock may recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Holders of our common stock are urged to consult their tax advisors with respect to the tax consequences of the rights offering. Please see section “Certain Material U.S. Federal Income Tax Consideration” beginning on page 34 for further information.

We have broad discretion in the use of proceeds of the rights offering. Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently intend to use the net proceeds from this offering, if any, for general working capital purposes and for a portion of the cost of our Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH patients without esophageal varices. Our board of directors and management will have considerable discretion in the application of the net proceeds from the rights offering, and it is possible that we may allocate the proceeds differently than investors in the rights offering may desire or that we may fail to maximize the return on these proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

Risks Related to Owning Our Common Stock

The market price of our common stock may be volatile and adversely affected by several factors. This could subject us to securities class action litigation, and our stockholders could incur substantial losses.

The market price of our common stock could fluctuate significantly in response to various factors and events, including but not limited to:

•	the results of our pre-clinical studies and clinical trials, including interim results, as well as those of our competitors;
•	regulatory actions with respect to our products or our competitors’ products;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof, which may be necessary to fund our operating expenses;

•	announcements of technological innovations or new products by us or our competitors;

•	the success of competitive products;

•	loss of any strategic relationship;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

•	regulatory or legal developments in the United States and other countries;

•	the level of expenses related to any of our product candidates or clinical development programs;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results;

•	sales of our common stock by us, our insiders or our other stockholders;

•	whether an active trading market in our common stock develops and is maintained; and

•	engagement and retention of senior management needed for our clinical trials.

In addition, the market price for securities of pharmaceutical and biotechnology companies historically has been highly volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially.

In the past, securities class action litigation has often been brought against a company, including us, following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We recently defended a consolidated federal securities class action lawsuit and a consolidated shareholder derivative actions, and we may become involved in additional instances of this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could materially and adversely affect our business.

Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has the power to designate, without stockholder approval, additional series of preferred capital, the shares of which could be senior to our common stock and be entitled to conversion or voting rights that adversely affect the holders of our common stock.

Our articles of incorporation authorize the issuance of capital stock including 20,000,000 authorized undesignated shares (all have been designated as of December 31, 2018), and empowers our board of directors to prescribe, by resolution and without stockholder approval, a class or series of undesignated shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series. Accordingly, we may designate and issue additional shares or series of preferred stock that would rank senior to the shares of common stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution.

Nevada law and our charter documents could make it more difficult for a third party to acquire us and discourage a takeover, which could depress the trading price of our common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay, or prevent a change in control of our Company or changes in our management that our stockholders may deem advantageous. For example, holders of our common stock do not have cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors. In addition, because we have more than 200 stockholders of record, we are subject to the “business combinations” provisions of the Nevada Revised Statutes, or NRS. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our Company even though such a transaction may be in our stockholders’ best interest and offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares, including pursuant to our At Market Issuance Sales Agreement, dated May 19, 2017, which allows us to sell shares of our common stock by any method that is deemed an “at the market” offering as defined by the U.S. Securities and Exchange Commission. Such stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock whether or not the rights offering is fully subscribed. We are currently contemplating additional capital raising transactions within the next twelve months, which would likely result in issuances of additional shares which would be dilutive to current shareholders. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. Some of our stockholders have registration rights to facilitate sales of large blocks of our common stock. We have filed a shelf registration statement to allow registered sales of up to 9.7 million shares by these shareholders, and we have filed a registration statement allowing us to issue new shares pursuant to our At Market Sales Issuance Agreement, dated May 19, 2017. We will consider additional capital raising transactions within the next twelve months, which would likely result in issuances of additional shares which would be dilutive to current shareholders. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have not paid cash dividends on our common stock in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock price appreciates.

At times, our shares of common stock and warrants have been thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your shares or warrants to raise money or otherwise desire to liquidate your shares or warrants.

We cannot predict the extent to which an active public market for our common stock and warrants will develop or be sustained. Our common stock is currently traded on The NASDAQ Capital Market and experiences periods when it could be considered “thinly-traded.” This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will be sustained, or that current trading levels will be sustained or not diminish.

Absence of a public trading market for the warrants may limit your ability to resell the warrants.

There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed. We do not intend to list the warrants for trading on any exchange. Even if a market for the warrants develops, the price of the warrants may fluctuate and liquidity may be limited. Future trading prices of the warrants will depend on many factors, including:

•	our operating performance and financial condition;

•	our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the warrants and the common stock issuable upon exercise of the warrants;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Concentration of ownership by our principal stockholders may limit your ability to influence the outcome of director elections and other transactions requiring stockholder approval.

A significant percentage of our outstanding stock is held by a limited number of investors, including Richard E. Uihlein, the chairman of our board of directors, who beneficially owns approximately 5.7% of our outstanding common stock as of February 20, 2019 (which does not include any shares issuable upon exercise of options and warrants) and the 10X Fund, LP, which now owns 14.3% of the issued and outstanding shares of common stock of the Company as of February 20, 2019 (which does not include any shares issuable upon exercise of options and warrants). Mr. Uihlein is also an investor in the 10X Fund as a limited partner, but is not deemed to be a beneficial owner of, or have a reportable interest in, any shares owned by 10X Fund. Mr. Uihlein has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering and over subscription rights in the aggregate amount of $20 million, though he has not made any formal binding commitment to do so. As a result of their ownership of shares of common stock, Mr. Uihlein and 10X Fund have and will have significant influence over corporate actions requiring stockholder approval, including the following actions:

•	to elect or defeat the election of our directors;

•	to amend or prevent amendment of our certificate of incorporation or bylaws;

•	to effect or prevent a merger, sale of assets or other corporate transaction; and

•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Richard E. Uihlein’s and 10X Fund’s significant ownership positions may deter or prevent efforts by other companies to acquire us, which could prevent our stockholders from realizing a control premium.

As a result of Mr. Uihlein’s and 10X Fund’s significant ownership and Mr. Uihlein’s position as chairman of the board of directors, other companies may be less inclined to pursue an acquisition of us or we may not have the opportunity to be acquired in a transaction that stockholders might otherwise deem favorable, including transactions in which our stockholders might realize a substantial premium for their shares.

Richard E. Uilhlein and/or 10X Fund could sell or transfer a substantial number of shares of our common stock, which could depress the price of our securities or result in a change in control of our company.

Mr. Uihlein has indicated that he intends to exercise all of his basic subscription rights pursuant to this rights offering and over subscription rights so that if the shares were available, he would make an additional aggregate $20 million investment in the Company, though he has not made any formal binding commitment to do so. Although Mr. Uihlein has held common stock of the Company since 2012 and has not sold any of the shares of common stock that he has acquired during this time period, he is not subject nor is 10X Fund subject to any contractual restrictions with us on their ability to sell or transfer our common stock on the open market, in privately negotiated transactions or otherwise, and these sales or transfers could create substantial declines in the price of our securities or, if these sales or transfers were made to a single buyer or group of buyers, could contribute to a transfer of control of our company to a third party. Sales by Mr. Uihlein or 10X Fund of a substantial number of shares, or the expectation of such sales, could cause a significant reduction in the market price of our common stock.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the Units in the rights offering will be until the rights offering is completed, assuming that all subscription rights are exercised and assuming a hypothetical subscription price of $5.00 per share, we estimate that the aggregate net proceeds from the rights offering, after deducting estimated offering expenses, will be approximately $70.1 million. We currently intend to use the net proceeds from this offering, if any, for general working capital purposes and for a portion of the cost of our Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH patients without esophageal varices. We anticipate that the cost of the Phase 3 trial, which will take approximately one year to enroll, followed by the two years of the study, plus our general overhead expenses during such period, will be approximately $100 million.

DESCRIPTION OF SECURITIES

The following information describes our common stock and preferred stock, as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and to the applicable provisions of Nevada law.

General

At December 31, 2018, the Company had 100,000,000 shares of common stock and 20,000,000 undesignated shares authorized. As of December 31, 2018, 1,742,500 shares have been designated for Series A 12% Convertible Preferred Stock and 1,000 shares have been designated for Series C Super Dividend Convertible Preferred Stock, all of which are issued and outstanding. The Company also had designated 5,508,000 shares as Series B Preferred Stock, all of which were previously issued but were converted into common stock on January 11, 2019, and are no longer outstanding. The Company also earlier designated 12,748,500 shares as Common Stock—Class W, but none of such shares has ever been issued.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors. We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in assets remaining after payment of liabilities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GALT.” The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, NY 10004, and its telephone number is 212-509-4000.

Warrants Included in Units Issuable in the Rights Offering

The warrants being issued in this rights offering are substantially identical in terms to those we previously issued as a part of a financing completed in December 2016 other than as to exercise price and the number of shares received relative to the number of Units purchased. Each Warrant entitles the holder to purchase 0.075 shares of our common stock (representing 25% warrant coverage) for each Unit purchased in the rights offering at an exercise price equal to $7.00 per share. The warrants will be exercisable, for cash, from the closing date through its expiration seven years from the date of issuance.

The warrants will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting your ownership of the warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee or purchase shares of common stock, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

The warrants will be exercisable by paying the exercise price in cash only; the warrants will not include a cashless exercise provision.

The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock or as a result of certain Fundamental Transactions, as defined in the Warrant Agreement.

There is no established trading market for the warrants to be issued pursuant to this offering, and the warrants may not be widely distributed. We do not intend to list the warrants for trading on any exchange.

The warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. A holder of the warrants will not have any rights as a shareholder until the warrants have been exercised in accordance with their terms and the shares of common stock purchased thereby have been issued.

The warrants will be issued pursuant to a warrant agreement, as amended, by and between us and Continental Stock Transfer & Trust Company, as the warrant agent (the “Warrant Agreement”). A copy of the Warrant Agreement form and form of warrant underlying the Units is attached as an exhibit to the registration statement on Form S-3/A (File No. 333-230085) filed with the SEC on March 20, 2019. The foregoing documents are available on SEC’s EDGAR database and copies of the warrant are available at the offices of the Company and warrant agent. The foregoing description of the Warrants is qualified by the terms of the Warrant Agreement, as amended.

Anti-Takeover Effects of Certain Provisions of Nevada Law

We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder or any other corporation that is an affiliate or associate of the interested stockholder;

•

any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

•	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•

the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

DILUTION

Our net tangible book value of our common stock as of December 31, 2018 was approximately $6,898,000, or approximately $0.17 per share of common stock based upon 41,190,905 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of December 31, 2018. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

After giving effect to the assumed sale of 14,019,137 shares of common stock in the rights offering, at the assumed, hypothetical subscription price of $5.00 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2018 would have been approximately $76,854,000, or $1.29 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.12 per share and an immediate dilution to purchasers in the rights offering of $3.71 per share.

The following table illustrates this per-share dilution (assuming a fully subscribed for rights offering of shares at the assumed, hypothetical subscription price of $5.00 per share). To the extent that the actual subscription price is lower than $5.00 per share, purchasers of our common stock in the rights offering will experience further dilution.

Subscription price per share		$5.00
Net tangible book value per share at December 31, 2018	$0.17
Net increase per share attributable to the rights offering	$1.12
Pro forma net tangible book value per share after giving effect to the rights offering		$1.29
Dilution in net tangible book value per share to purchasers		$3.71

The information above is as of December 31, 2018 and excludes:

•	10,647,026 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.54;

•	2,713,979 shares issuable upon exercise of outstanding options with a weighted average exercise price of $4.67; and

•	4,303,948 shares issuable upon the conversion of preferred stock.

The foregoing table does not give effect to the exercise of any outstanding options or warrants or the conversion of preferred stock to common stock. To the extent options and warrants are exercised, or to the extent preferred stock is converted to common stock, there may be further dilution to new investors.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is April 29, 2019, and to each of the 2015 Warrant Holders, with respect to 2015 Warrants outstanding on the record date, at no charge, one non-transferable subscription right for each share of common stock owned. Each subscription right will entitle the holder to purchase a unit (the “Unit”) consisting of 0.3 shares of our common stock and a warrant to purchase 0.075 shares of our common stock (representing 25% warrant coverage) (a “Basic Subscription Right”). The price for each share of common stock in the offering and the related warrant will be at the Initial Price (as defined below), which shall be paid in cash. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, any excess subscription amounts paid by a subscriber will be put towards the purchase of additional units in the rights offering. The warrants for common stock will have an exercise price of [•] per share (estimated to be between 25% and 50% higher than the Initial or Alternate Price) and are exercisable within 7 years of the closing of the offering.

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional Units that are not purchased by other rights holders pursuant to their Basic Subscription Rights. You are entitled to exercise your over-subscription right only if you exercise your Basic Subscription Right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional Units that you would like to purchase in the space provided on your rights certificate, as well as the number of shares or 2015 Warrants that you beneficially own without giving effect to any Units to be purchased in this rights offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional Units that you have requested to purchase (in addition to the payment, as provided herein, due for Units purchased through your Basic Subscription Right). If the number of Units remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for Units pursuant to over-subscription rights, you will be allocated additional Units (subject to elimination of fractional shares) in the proportion which the Units you purchased through the Basic Subscription Right bears to the total number of Units that all oversubscribing stockholders or 2015 Warrant Holders purchased through the Basic Subscription Right. The subscription agent will return any excess payments in the form in which made.

As soon as practicable after the expiration of the rights offering, the Subscription Agent will arrange for the issuance of the shares of common stock purchased pursuant to the rights offering. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, the Depository Trust Company (the “DTC”) will credit your account with your nominee with the securities you purchased in the rights offering. If you are a holder of record of shares, all shares of common stock that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities.

Subscription Price

The subscription price for each share of common stock in the offering and the related warrant will be the lesser of (i) $5.50 (the “Initial Price”) and (ii) ninety-five (95%) percent of the volume weighted average price of our common stock for the twenty-five trading day period through and including on the Expiration Date but not less than $4.00 per share (the “Alternate Price”). Subscribers must fund their subscriptions pursuant to both the Basic Subscription Right and over-subscription right at the Initial Price. To be effective, any payment related to the exercise of a Right must clear prior to the expiration of the rights offering.

In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. You should not consider the subscription price as an indication of value of the Company or our common stock. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., Eastern Time, on May 23, 2019, the Expiration Date for the rights offering. If you do not exercise your subscription rights before the Expiration Date of the rights offering, your subscription rights will expire and will have no value. We will not be required to issue Units to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering. We also reserve the right to terminate the rights offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the rights offering will be returned without interest or deduction to those persons who exercised their subscription rights.

Calculation of Subscription Rights Exercised; Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your over-subscription right to purchase the maximum number of Units with your over-payment.

If an insufficient number of Units is available to fully satisfy all over-subscription right requests, the available Units will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of Units each rights holder subscribed for under the Basic Subscription Right. The proration process will be repeated until all Units have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the rights offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the subscription price from the Initial Price to the Alternate Price will be put towards the purchase of additional Units in the rights offering (either towards your Basic Subscription Right, if available, or towards the over-subscription right if you have already exercised your Basic Subscription Right in full).

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash, as provided herein, prior to the Expiration Date of the rights offering, which is currently set to be 5:00 p.m., Eastern Time, on May 23, 2019. Rights holders may exercise their rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each Unit for which you subscribe under the Basic Subscription Right and over-subscription right, to the subscription agent, Continental Stock Transfer & Trust Company, on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures” beginning on page 30.

Subscription by Foreign Stockholders, 2015 Warrant Holders, and Other Stockholders

The subscription agent will not mail rights certificates to you if your address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock as of the record date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder or the rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment. Rights holders should complete and return to the custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” Rights holders should receive this form from the custodian bank, broker, dealer or other nominee with the other rights offering materials. Rights holders should contact the custodian bank, broker, dealer or other nominee if they believe they are entitled to participate in the rights offering but have not received this form.

Method of Payment

You must timely pay the full subscription price, in U.S. currency, for the full number of shares of our common stock at the Initial Price you wish to acquire pursuant to the exercise of rights (including any exercise of the over-subscription rights, if available) by delivering:

•	an uncertified check drawn against a U.S. bank payable to “Continental Stock Transfer & Trust Company (acting as agent for Galectin Therapeutics)”;

•	a wire transfer of immediately available funds to accounts maintained by the subscription agent;

•	a certified check, bank draft, or cashier’s check drawn against a U.S. bank payable to “Continental Stock Transfer & Trust Company (acting as agent for Galectin Therapeutics)”; or

•	an U.S. Postal money order payable to “Continental Stock Transfer & Trust Company (acting as agent for Galectin Therapeutics)”.

Rights certificates received after the Expiration Date of the rights offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt of collected funds wired in the subscription agent’s account;

•	receipt by the subscription agent of any certified check, bank draft, or cashier’s check drawn upon a U.S. bank; or

•	receipt by the subscription agent of any U.S. Postal money order.

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be put towards the purchase of additional shares in the rights offering.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) business days. Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., Eastern Time, on May 23, 2019, the expected Expiration Date of this rights offering, unless we, in our sole discretion, extend the period for exercising the subscription rights. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date. If you elect to exercise your subscription rights, we urge you to consider using a certified check, cashier’s check, bank draft, U.S. Postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the Units are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “— Medallion Guarantee May Be Required.”

Medallion Guarantee May Be Required

If you completed any part of the subscription rights certificate to provide that the Common Stock purchased pursuant to your exercise of Subscription Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the subscription rights certificate, your signature on each subscription rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company (“Continental”). We will pay all fees and expenses of Continental related to the rights offering and have also agreed to indemnify Continental from certain liabilities that it may incur in connection with the rights offering. Continental can be contacted at the following address and telephone number:

Continental Stock Transfer & Trust Company

1 State Street Plaza- 30th Floor

New York, NY 10004

Telephone: (212) 845-3287

Facsimile: (212) 616-7616

Attn: Reorganization Department

Information Agent

The information agent for this rights offering is Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”). We will pay all fees and expenses of Broadridge related to the rights offering and have also agreed to indemnify Broadridge from certain liabilities that it may incur in connection with the rights offering. Broadridge can be contacted at the following address and telephone number:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

Toll Free: 1-844-886-5456

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications and/or notice of guaranteed delivery, to the subscription agent by mail or overnight courier as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza- 30th Floor

New York, NY 10004

Telephone: (212) 845-3287

Facsimile: (212) 616-7616

Attn: Reorganization Department

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Funding Arrangements; Return of Funds

Continental Stock Transfer & Trust Company, the subscription agent, will hold funds received in payment for Units in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is withdrawn or terminated. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.

Guaranteed Delivery Procedures

If you cannot sign and mail the subscription rights certificate by the Expiration Date, the subscription agent will grant you three (3) business days after the Expiration Date to deliver the subscription rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery:

1.	On or prior to the Expiration Date, the subscription agent must receive:

a.	Payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription right, and

b.

A properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of Units subscribed for. The Notice of Guaranteed Delivery must be guaranteed by an Eligible Institution such as a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank, trust company or credit union having an office, branch or agency in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

The Eligible Institution must guarantee that the properly completed and executed rights certificate for all Units subscribed for will be delivered to the subscription agent within three (3) business days after the Expiration Date.

2.

The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Delivery of Subscription Materials and Payment.”

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.

To indicate your decision with respect to your subscription rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the rights offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of Units to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase Units consisting of shares of our common stock and warrants exercisable into shares of our common stock in the rights offering

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights as required by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.

Uncertificated Shares of Common Stock

If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, the Depository Trust Company (the “DTC”) will credit your account with your nominee with the securities you purchased in the rights offering. If you are a holder of record of shares, all shares of common stock that are purchased by you in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities. As soon as practicable after the expiration of the rights offering, the Subscription Agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared) and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until your account, or your account at your custodian bank, broker, dealer or other nominee, is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.

Foreign Rights Holders and Rights Holders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if your address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Limitation on Exercise of Basic Subscription Right and Over-Subscription Right

In the event that the exercise by a holder of the Rights could, as determined by us in our sole discretion, potentially result in a limitation on our ability to use net operating losses, tax credits and other tax attributes (the “Tax Attributes”) under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, we may, but we are under no obligation to, reduce the number of shares of common stock to be acquired by such holder to such number of shares of our common stock as we, in our sole discretion, shall determine to be advisable in order to preserve our ability to use the Tax Attributes. See also “Limitation on the Purchase of Shares.”

No Recommendation to Rights Holders

Although many of our directors are investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. An investment in the Units comprised of our common stock and warrants to purchase our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section beginning on page 15 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your subscription rights.

Purchase Commitments

Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his Basic Subscription Rights and his oversubscription rights pursuant to this rights offering in aggregate amount of $20.0 million, but has not made any formal binding commitment to do so. Depending on the number of our stockholders who exercise their Basic Subscription Rights and over subscription rights, there may be insufficient Units available to allow Mr. Uihlein to invest $20.0 million in this rights offering.

Shares of Common Stock Outstanding After the Rights Offering

The number of shares of our common stock that will be outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered Units are sold in the rights offering at the Initial Price, we will issue approximately 46,750,000 shares of common stock. In that case, we will have approximately 14,019,000 shares of common stock outstanding after the rights offering. This would represent an increase of 31% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional Units in the rights offering and the number of shares of common stock outstanding after the rights offering will be higher. If no rights holders other than Mr. Uihlein, as discussed above, were to exercise their rights in the rights offering, we will have approximately 49,550,000 shares of common stock outstanding after the rights offering, assuming the Units are issued at the Initial Price.

Warrants Outstanding After the Rights Offering

The number of warrants to purchase our common stock that will be outstanding after the rights offering will depend on the number of Units that are purchased in the rights offering. Assuming no additional shares of common stock are issued by us prior to consummation of the rights offering and assuming all offered Units are sold in the rights offering at the Initial Price, we will issue approximately 46,750,000 Units consisting of approximately 14,020,000 shares of common stock and warrants to purchase approximately 3,500,000 shares of common stock. In that case, we will have outstanding after the rights offering warrants to purchase approximately 13,918,000 shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will issue additional Units in the rights offering and the number of warrants to purchase common stock outstanding after the rights offering will be higher. If no rights holders other than Mr. Uihlein, as discussed above, were to exercise their rights in the rights offering, we will have outstanding after the rights offering warrants to purchase approximately 11,618,000 shares of common stock, assuming the Units are issued at a hypothetical subscription price of $5.00 per share.

Issuance of Common Stock and Warrants

The shares of common stock and warrants that are purchased in the rights offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee or purchase shares of common stock and warrants that were subscribed for through the placement agent, DTC will credit your account with your nominee with the securities you purchased in the rights offering.

Warrant Agent

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue the Units to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

Other Matters

Galectin Therapeutics is not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor is Galectin Therapeutics distributing or accepting any offers to purchase any Units from subscription rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. Galectin Therapeutics may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Galectin Therapeutics also has the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. Galectin Therapeutics may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations to U.S. holders (as defined below) relating to the receipt and exercise (or expiration) of the subscription rights acquired in this rights offering and the ownership and disposition of shares of our common stock and warrants received upon exercise of the subscription rights or shares of our common stock received upon exercise of the warrants.

This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion addresses only subscription rights acquired through this rights offering, shares of our common stock and warrants acquired upon exercise of the subscription rights and shares of our common stock acquired upon exercise of the warrants, in each case, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. This discussion also does not address U.S. holders which beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt or a governmental organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of our common stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	a holder holding subscription rights, shares of our common stock or warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a holder of options, or holders of restricted stock or bonus stock, granted under any benefit plan;

•	a person whose functional currency is not the U.S. dollar;

•	a person subject to Section 451(b) of the Code; or

•	a person who is a former citizen or former long-term resident of the United States subject to Sections 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds the subscription rights, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding the subscription rights should consult its tax advisor about the U.S. federal income tax consequences of this rights offering.

For purposes of this discussion, “U.S. holder” is a beneficial owner of our common stock, subscription rights and shares of our common stock and warrants acquired upon exercise of subscription rights or shares of our common stock acquired upon exercise of the warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and unclear in certain respects, including the inclusion of the right to purchase warrants in the subscription rights, we do not believe your receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a shareholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) of the Code is subject to exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interest of other shareholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock, (ii) our preferred stock or (iii) our options or warrants to acquire common stock. Currently, we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock, (ii) our preferred stock or (iii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future. The distribution of the subscription rights hereunder is an isolated transaction and is not part of a plan to increase any stockholder’s proportionate interest in our earnings and profits.

Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a disproportionate distribution or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2019.

The following discussion is based upon the treatment of the subscription rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of subscription rights that you receive will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a tax basis of zero, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive, in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your U.S. federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain. In determining the fair market value of the subscription rights, it is necessary to consider all relevant facts and circumstances, including any difference between the exercise price of the subscription rights and the value of the common stock on the date that the subscription rights are distributed; the length of the period during which the subscription rights may be exercised; the fact that the subscription rights are non-transferable; and the price at which the subscription rights will trade, if they trade at all.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. For U.S. federal income tax purposes, your tax basis in the Units acquired upon exercise of the subscription rights will be equal to the sum of the price paid for the Units and your tax basis (as determined above), if any, in the subscription rights you exercised, and further allocated between the new common stock and warrants as described below. The basis in the common stock upon which the subscriptions rights were issued which is allocated to the subscription rights under the prior section entitled “Tax Basis and Holding Period of the Subscription Rights” would be further allocated between the new common stock and the warrants acquired upon exercise of the subscription rights in proportion to their relative fair market values on the date the subscription rights were distributed. The price paid for the subscription rights should be allocated between the new common stock and warrant acquired upon exercise of the subscription rights in proportion to their relative fair market values on the exercise date.

Your holding period of the shares of common stock and warrants you receive upon exercise of the subscription rights will begin on the date you exercise the subscription rights.

Expiration of Subscription Rights

In the event that you allow your subscription rights to expire without exercising them, you should not recognize gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the subscription rights that have expired to the existing common stock. If the subscription rights expire without exercise after you have disposed of all or a portion of your shares of common stock, you should consult your tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription rights.

Taxation of Warrants

Exercise of Warrants

Upon the exercise of a warrant by paying the exercise price in cash, in general, you will not recognize gain or loss for U.S. federal income tax purposes, except to the extent you receive a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the warrant. Your initial tax basis in common stock received will equal your adjusted tax basis in the warrant exercised (as determined pursuant to the rules discussed above), increased by the amount of cash paid to exercise the warrant and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuable upon exercise of the warrant. Your holding period for the shares of common stock received on exercise generally will begin on the day of exercise.

Expiration of Warrants

If you allow a warrant to expire, you will generally recognize a loss for U.S. federal income tax purposes equal to your adjusted tax basis in the warrant. In general, such a loss will be a capital loss and will be a short-term or long-term capital loss depending on your holding period for the warrant.

Sale, Exchange, Redemption or other Taxable Disposition of Warrants

Upon the sale, exchange, redemption or other taxable disposition of a warrant, in general, you will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the warrant as determined pursuant to the rules discussed above. Your gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, your holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our common stock will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividend income received by certain non-corporate U.S. holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. holder meets applicable holding period and other requirements. Dividend income on our shares of common stock paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing us with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly filled out IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF SUBSCRIPTION RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK AND WARRANTS BY EXERCISING SUCH SUBSCRIPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on April 29, 2019, the record date for the rights offering, and to holders of the 2015 Warrants outstanding as of the record date, promptly following the effective date of the registration statement of which this prospectus forms a part. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

Delivery of Units

As soon as practicable after the record date for the rights offering, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on 5:00 p.m., Eastern Time, on April 29, 2019. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notice of guaranteed delivery and subscription payment to the subscription agent, Continental Stock Transfer & Trust Company, at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Mail or Overnight Delivery:

Continental Stock Transfer & Trust Company

1 State Street Plaza- 30th Floor

New York, NY 10004

Telephone: (212) 845-3287

Facsimile: (212) 616-7616

Attn: Reorganization Department

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription right will have the opportunity to subscribe for unsubscribed rights pursuant to the over-subscription right. See further the section of this prospectus entitled “The Rights Offering” beginning on page 25.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Richard E. Uihlein, our chairman of our board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his Basic Subscription Rights and his oversubscription rights pursuant to this rights offering in aggregate amount of $20.0 million, but has not made any formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Broadridge Corporate Issuer Solutions, Inc., toll free at 1-844-886-5456, by e-mail at shareholder@broadridge.com. We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $30,000. We estimate that our total expenses in connection with the rights offering will be approximately $164,423.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Dentons US LLP, Atlanta, GA.

EXPERTS

Cherry Bekaert LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Cherry Bekaert’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 6, 2019;

•	our Current Reports on Form 8-K filed on each of January 15, 2019; January 23, 2019 and March 6, 2019;

•	Amendment No. 1 to our Current Report on Form 8-K/A filed on January 3, 2019; and

•

the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Galectin Therapeutics, Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

Attention: Jack W. Callicutt, Chief Financial Officer

Tel.: (678) 620-3186

E-mail: ir@galectintherapeutics.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.galectintherapeutics.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information on our website is not incorporated into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$14,423
Subscription and Information Agent Fees and Expenses	30,000
Legal Fees and Expenses	80,000
Accounting Fees and Expenses	15,000
Printing and Mailing Expenses	20,000
Miscellaneous Expenses	5,000

Total	$164,423

Item 15. Indemnification of Directors and Officers.

The registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the board of directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description of Document

3.1	Amended and Restated Articles of Incorporation of Galectin Therapeutics Inc., as amended

3.2	Amended and Restated Bylaws of Galectin Therapeutics Inc., as amended (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2016.)

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock of Pro Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Nevada on October 5, 2007. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2007.)

Exhibit Number	Description of Document

3.4	First Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A 12% Convertible Preferred Stock of Galectin Therapeutics, Inc., as filed with the Secretary of State of the State of Nevada on May 15, 2017. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2017.)

3.5	Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock of Galectin Therapeutics, Inc., as filed with the Secretary of State of the State of Nevada on September 22, 2016. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2016.)

3.6	First Amendment to Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock of Galectin Therapeutics, Inc., as filed with the Secretary of State of the State of Nevada on May 15, 2017. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2017.)

3.7	Certificate of Designation of Preferences, Rights and Limitations of Common Stock (Class W) of Galectin Therapeutics, Inc., as filed with the Secretary of State of the State of Nevada on February 13, 2017. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 17, 2017.)

3.8	First Amendment to Certificate of Designation of Preferences, Rights and Limitations of Common Stock (Class W) of Galectin Therapeutics, Inc., as filed with the Secretary of State of the State of Nevada on May 15, 2017. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2017.)

3.9	Certificate of Designation of Preferences, Rights and Limitation of Series C Super Dividend Convertible Preferred Stock of Pro-Pharmaceuticals, Inc., as filed with the Secretary of State of Nevada on December 30, 2010. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 6, 2011.)

3.10	Certificate of Change as filed with the Nevada Secretary of State on March 1, 2012. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on March 23, 2012.)

4.1	Form of Class A-1 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.)

4.2	Form of Class A-2 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.)

4.3	Form of Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.)

4.4	Amended Form of Class A-1 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 27, 2011.)

4.5	Amended Form of Class A-2 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 27, 2011.)

4.6	Amended Form of Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 27, 2011.)

4.7	Form of Warrant Agreement between Galectin Therapeutics Inc. and Continental Stock Transfer and Trust Company, as warrant agent (including form of warrant certificate) (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on March 23, 2012.)

4.8	Form of Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on November 20, 2015.)

4.9	Form of Class B-3 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2016.)

4.10	Form of Lock-Up Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on September 27, 2016.)

Exhibit Number	Description of Document

4.11	Form of Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 29, 2016.)

4.12	Form of Common Stock Purchase Warrant issued to Richard E. Uihlein (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 19, 2017.)

4.13	First Amendment to Common Stock Purchase Warrant, dated December 20, 2018, by and between Richard E. Uihlein and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 3, 2019.)

4.14	Second Amendment to Common Stock Purchase Warrant, dated January 11, 2019, by and between Richard E. Uihlein and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 15, 2019.)

4.15	Form of Amended and Restated 10X Fund Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 15, 2019.)

4.16*	Form of Non-Transferable Subscription Rights Certificates

4.17*	Form of Common Stock Purchase Warrant

4.18*	Form of Warrant Agency Agreement

5.1*	Opinion of Dentons US LLP regarding legality

10.1†	Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan. (Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001 filed with the Commission on November 14, 2001.)

10.2†	Pro-Pharmaceuticals, Inc. 2003 Non-employee Director Stock Incentive Plan. (Incorporated by reference to the Company’s Registration Statement on Form S-8, as filed with the Commission on October 22, 2003.)

10.3†	Form of Incentive Stock Option Agreement (under the 2001 Stock Incentive Plan). (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 as filed with the Commission on November 19, 2004.)

10.4†	Form of Non-Qualified Stock Option Agreement (under the 2003 Non-Employee Director Stock Incentive Plan). (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 as filed with the Commission on November 19, 2004.)

10.5	Form of Common Stock Purchase Warrant. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on February 15, 2008.)

10.6	Registration Rights Agreement dated February 12, 2009 between Pro Pharmaceuticals, Inc. and 10X Fund, L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on February 18, 2009.)

10.7†	Galectin Therapeutics 2009 Incentive Compensation Plan (as amended). (Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the Commission on March 6, 2019.)

10.8†	Form of Restricted Stock Grant Agreement (under the 2009 Incentive Compensation Plan). (Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the Commission on March 30, 2009.)

10.9†	Form of Non-Qualified Stock Option Grant Agreement (under the 2009 Incentive Compensation Plan). (Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the Commission on March 30, 2009.)

10.10†	Form of Incentive Stock Option Grant Agreement (under the 2009 Incentive Compensation Plan). (Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the Commission on March 30, 2009.)

10.12†	Common Stock Purchase Warrant dated August 3, 2010 issued to Peter Traber. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 13, 2010.)

Exhibit Number	Description of Document

10.14	Form of Subscription and Suitability Agreement for Series C Super Dividend Convertible Preferred Stock (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 6, 2011.)

10.15	Agreement dated January 21, 2011, between Pro-Pharmaceuticals, Inc. and 10X Fund L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 27, 2011.)

10.16†	Non-Qualified Stock Option Agreement dated March 7, 2011 (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on March 9, 2011.)

10.17†	Employment Agreement dated March 31, 2011 between Eli Zomer and Pro-Pharmaceuticals, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on April 6, 2011.)

10.18	Agreement dated April 22, 2011, between Pro-Pharmaceuticals, Inc. and Sigma-Aldrich, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on April 28, 2011.)

10.19†	Employment Agreement dated May 6, 2016 between Peter Traber, and Galectin Therapeutics Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on May 10, 2016.)

10.21†	Non-Qualified Stock Option Agreement for Peter G. Traber, M.D. (Incorporated by reference to the Company’s Registration Statement on Form S-8, as filed with the Commission on August 15, 2011.)

10.22†	Non-Qualified Stock Option Agreement for James C. Czirr (Incorporated by reference to the Company’s Registration Statement on Form S-8, as filed with the Commission on August 15, 2011.)

10.23†	Amended and Restated Employment Agreement dated December 11, 2014 between Harold H. Shlevin and Galectin Therapeutics Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 12, 2014.)

10.24†	First Amendment to Employment Agreement, dated June 8, 2018, by and between Galectin Therapeutics Inc. and Harold H. Shlevin, Ph.D. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on June 12, 2018)

10.25†	Amended and Restated Master Services Agreement dated February 1, 2013 between Galectin Therapeutics Inc. and CTI Clinical Trial Services, Inc. and CTI Clinical Consulting Services Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on May 10, 2013.)

10.26	Amended Form of Class A-2 Common Stock Purchase Warrant (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2013.)

10.27	Amended Form of Class B Common Stock Purchase Warrant (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2013.)

10.28	Employment Agreement dated June 20, 2013 between Jack W. Callicutt and Galectin Therapeutics Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2013.)

10.29†	Amendment to Employment Agreement dated August 11, 2017 between Jack W. Callicutt and Galectin Therapeutics Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2017.)

10.30†	Stock Option Agreement with Thomas A. McGauley dated June 19, 2013 (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the Commission on August 14, 2013.)

10.31†	Project Addendum (with Master Services Agreement), dated March 6, 2015, by and between Galectin Therapeutics Inc. and PPD Development, L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on March 12, 2015.)***

10.32	Securities Purchase Agreement, dated November 19, 2015, by and among Galectin Therapeutics Inc. and the Purchasers identified therein (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on November 20, 2015.)

10.33	Placement Agency Agreement, dated November 19, 2015, by and between Galectin Therapeutics Inc. and Roth Capital Partners, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on November 20, 2015.)

Exhibit Number	Description of Document

10.34	Registration Rights Agreement, dated November 19, 2015, by and between Galectin Therapeutics Inc. and the Purchasers signatory thereto (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on November 20, 2015.)

10.35	Project Addendum Modification, dated March 11, 2016, by and between Galectin Therapeutics, Inc. and PPD Development, L.P. (Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the Commission on March 15, 2016.)***

10.36	Jack W. Callicutt Retention Bonus Letter Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on June 20, 2016.)

10.37†	Harold H. Shlevin, Ph.D. Retention Bonus Letter Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on June 20, 2016.)

10.38†	Securities Purchase Agreement, dated September 22, 2016, by and between Galectin Therapeutics Inc. and 10X Fund, L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on September 27, 2016.)

10.39	Registration Rights Agreement, dated September 22, 2016, by and between Galectin Therapeutics Inc. and 10X Fund, L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on September 27, 2016.)

10.41	Form of Subscription Agreement entered into between Galectin Therapeutics Inc. and certain purchasers (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 29, 2016.)

10.42	Amendment to Securities Purchase Agreement, dated December 23, 2016, by and between Galectin Therapeutics Inc. and 10X Fund, L.P. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 29, 2016.)

10.43	At Market Issuance Sales Agreement, dated May 19, 2017, by and between Galectin Therapeutics Inc. and FBR Capital Markets & Co. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on May 19, 2017.)

10.44	Line of Credit Agreement, dated December 19, 2017, by and between Galectin Therapeutics Inc. and Richard E. Uihlein. (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on December 19, 2017.)

10.45	First Amendment to Line of Credit Agreement, dated as of December 20, 2018, by and between Richard E. Uihlein and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 3, 2019.)

10.46	Second Amendment to Line of Credit Letter Agreement, dated January 11, 2019, by and between Richard E. Uihlein and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on January 15, 2019.)

23.1**	Consent of Cherry Bekaert LLP, an independent registered public accounting firm.

23.2*	Consent of Dentons US LLP (included as part of Exhibit 5 hereto)

24*	Power of Attorney

99.1**	Instructions for Use of Galectin Therapeutics, Inc. Subscription Rights Certificate

99.2**	Letter to Registered Holders of Common Shares

99.3**	Letter to Brokers and Other Nominee Holders

99.4**	Letter to Clients of Brokers and Other Nominee Holders

99.5**	Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Galectin Therapeutics, Inc.

Exhibit Number	Description of Document

99.6**	Beneficial Owner Election Form

99.7**	Nominee Holder Certification

*	Previously filed
**	Filed herewith
***

Galectin Therapeutics, Inc. has requested confidential treatment with respect to portions of this exhibit. Those portions have been omitted from the exhibit and filed separately with the U.S. Securities and Exchange Commission.

†	Executive Compensation Arrangement pursuant to 601(b)(10)(iii)(A) of Regulation S-K

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, Georgia, on April 12, 2019.

GALECTIN THERAPEUTICS INC.

By:	/s/ Harold H. Shlevin
Harold H. Shlevin, Ph.D.
Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

s/ Harold H. Shlevin	Chief Executive Officer, President and Director	April 12, 2019
Harold H. Shlevin, Ph.D.	(Principal Executive Officer)

/s/ Jack W. Callicutt	Chief Financial Officer	April 12, 2019
Jack W. Callicutt	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	April 12, 2019
Richard E. Uihlein

*	Director	April 12, 2019
James C. Czirr

*	Director	April 12, 2019
Gilbert F. Amelio

*	Director	April 12, 2019
Kary Eldred

*	Director	April 12, 2019
Kevin D. Freeman

*	Director	April 12, 2019
Marc Rubin, M.D.

*	Director	April 12, 2019
Stephen Shulman

*	Director	April 12, 2019
Joel Lewis

*	Director	April 12, 2019
Gilbert S. Omenn, M.D, Ph.D.

*By: /s/ Jack W. Callicutt		April 12, 2019
Jack W. Callicutt Attorney in Fact